Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Acumen Pharmaceuticals, Inc. for the registration of $200,000,000 of its common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated March 26, 2024, with respect to the financial statements of Acumen Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
March 26, 2024